Exhibit 99.1

Unaudited Attributed Financial Information for Tracking Stock Groups

During November 2015, Liberty Media Corporation’s (“Liberty”) board of directors authorized management to pursue a reclassification of the Company’s common stock into three new tracking stock groups, one to be designated as the Liberty Braves tracking stock, one to be designated as the Liberty Media tracking stock and one to be designated as the Liberty SiriusXM tracking stock (the “Recapitalization”), and to cause to be distributed subscription rights related to the Liberty Braves tracking stock following the creation of the new tracking stocks. The Recapitalization was completed on April 15, 2016 and the newly issued shares commenced trading or quotation in the regular way on the Nasdaq Global Select Market or the OTC Markets, as applicable, on Monday, April 18, 2016.  Shortly following the completion of the second closing of the acquisition of Formula 1 on January 23, 2017, the Liberty Media Group was renamed the Liberty Formula One Group.  Historical information of the Liberty Media Group and Liberty Media common stock is referred to herein as the Formula One Group and Liberty Formula One common stock, respectively.

The following tables present our assets and liabilities as of December 31, 2016 and December 31, 2015 and revenue, expenses and cash flows for the years ended December 31, 2016,  2015, and 2014. The tables further present our assets, liabilities, revenue, expenses and cash flows that are attributed to the Liberty SiriusXM Group, Braves Group and the Formula One Group, respectively. The financial information should be read in conjunction with our consolidated financial statements for the year ended December 31, 2016 included in this Annual Report on Form 10-K.

The attributed financial information presented herein has been prepared assuming this attribution had been completed as of January 1, 2014. However, this attribution of historical financial information does not purport to be what actual results and balances would have been if such attribution had actually occurred and been in place during these periods. Therefore, the attributed net earnings (losses) presented in the unaudited attributed financial information are not the same as the net earnings (losses) reflected in the Liberty consolidated financial statements included in this Annual Report on Form 10-K. The net earnings (losses) attributed to the Liberty SiriusXM common stock, Liberty Braves common stock and Liberty Formula One common stock for purposes of those financial statements only relates to the period after the Recapitalization.

Notwithstanding the following attribution of assets, liabilities, revenue, expenses and cash flows to the Liberty SiriusXM Group, Braves Group and the Formula One Group, our tracking stock capital structure does not affect the ownership or the respective legal title to our assets or responsibility for our liabilities. We and our subsidiaries are each responsible for our respective liabilities. Holders of Liberty SiriusXM common stock, Liberty Braves common stock and Liberty Formula One common stock are holders of our common stock and are subject to risks associated with an investment in our company and all of our businesses, assets and liabilities. The issuance of Liberty SiriusXM common stock, Liberty Braves common stock and Liberty Formula One common stock does not affect the rights of our creditors.

SUMMARY ATTRIBUTED FINANCIAL DATA

Liberty SiriusXM Group

Summary Balance Sheet Data:

	December 31,	December 31,
	2016	2015
	amounts in millions
Cash and cash equivalents	$287	112
Investments in affiliates, accounted for using the equity method	$164	153
Intangible assets not subject to amortization	$23,695	23,695
Intangible assets subject to amortization, net	$998	1,027
Total assets	$27,051	27,001
Deferred revenue	$1,833	1,769
Long-term debt, including current portion	$6,107	5,709
Deferred tax liabilities	$1,967	1,622
Attributed net assets	$10,085	9,599
Noncontrolling interest	$5,945	7,198

Summary Statement of Operations Data:

	Years ended December 31,
	2016	2015	2014
	amounts in millions
Revenue	$5,014	4,552	4,141
Cost of subscriber services (1)	$(1,994)	(1,823)	(1,580)
Subscriber acquisition costs	$(513)	(533)	(493)
Other operating expenses (1)	$(82)	(73)	(71)
Selling, general and administrative expense (1)	$(761)	(728)	(679)
Operating income (loss)	$1,352	1,073	1,004
Interest expense	$(342)	(307)	(234)
Income tax (expense) benefit	$(341)	(322)	(327)
Net earnings (loss) attributable to noncontrolling interests	$244	184	217
Earnings (loss) attributable to Liberty stockholders	$413	259	231

(1)	Includes stock-based compensation expense as follows:

	Years ended December 31,
	2016	2015	2014
	amounts in millions
Cost of subscriber services	$30	32	30
Other operating expenses	13	18	17
Selling, general and administrative expense	85	107	101
	$128	157	148

Braves Group

Summary Balance Sheet Data:

	December 31,	December 31,
	2016	2015
	amounts in millions
Cash and cash equivalents	$107	13
Property and equipment, net	$930	362
Investments in affiliates, accounted for using the equity method	$61	39
Intangible assets not subject to amortization	$323	323
Intangible assets subject to amortization, net	$73	70
Total assets	$1,548	849
Deferred revenue	$44	28
Long-term debt, including current portion	$328	139
Deferred tax liabilities	$48	49
Attributed net assets	$385	351

Summary Statement of Operations Data:

	Years ended December 31,
	2016	2015	2014
	amounts in millions
Revenue	$262	243	250
Selling, general and administrative expense (1)	$(67)	(61)	(58)
Operating income (loss)	$(61)	(38)	(47)
Share of earnings (losses) of affiliates, net	$9	9	10
Income tax (expense) benefit	$17	10	13
Earnings (loss) attributable to Liberty stockholders	$(62)	(20)	(24)

(1)	Includes stock-based compensation of $9 million, $10 million, and $12 million for the years ended December 31, 2016, 2015 and 2014, respectively.

Formula One Group

Summary Balance Sheet Data:

	December 31,	December 31,
	2016	2015
	amounts in millions
Cash and cash equivalents	$168	76
Investments in available for sale securities and other cost investments	$1,301	525
Investments in affiliates, accounted for using the equity method	$892	923
Total assets	$2,995	1,952
Long-term debt, including current portion	$1,583	1,033
Attributed net assets	$1,286	983

Summary Statement of Operations Data:

	Years ended December 31,
	2016	2015	2014
	amounts in millions
Selling, general and administrative expense (1)	$(58)	(72)	(136)
Legal settlement	$511	—	—
Operating income (loss)	$443	(81)	(116)
Interest expense	$(19)	(20)	(21)
Share of earnings (losses) of affiliates, net	$(8)	(48)	(128)
Realized and unrealized gains (losses) on financial instruments, net	$36	(140)	38
Income tax (expense) benefit	$(171)	102	248
Earnings (loss) attributable to Liberty stockholders	$329	(175)	(29)

(1)	Includes stock-based compensation of $13 million, $37 million, and $57 million for the years ended December 31, 2016, 2015, and 2014, respectively.

BALANCE SHEET INFORMATION

December 31, 2016

(unaudited)

	Attributed (note 1)
	Liberty
	SiriusXM	Braves	Formula One	Inter-Group	Consolidated
	Group	Group	Group	Eliminations	Liberty
	amounts in millions
Assets
Current assets:
Cash and cash equivalents	$287	107	168	—	562
Trade and other receivables, net	223	15	2	—	240
Other current assets	206	17	5	(1)	227
Total current assets	716	139	175	(1)	1,029
Intergroup interest in the Braves Group (note 1)	—	—	187	(187)	—
Investments in available-for-sale securities and other cost investments (note 2)	—	8	1,301	—	1,309
Investments in affiliates, accounted for using the equity method (note 3)	164	61	892	—	1,117

Property and equipment, at cost	2,079	943	160	—	3,182
Accumulated depreciation	(746)	(13)	(71)	—	(830)
	1,333	930	89	—	2,352

Intangible assets not subject to amortization
Goodwill	14,165	180	—	—	14,345
FCC licenses	8,600	—	—	—	8,600
Other	930	143	—	—	1,073
	23,695	323	—	—	24,018
Intangible assets subject to amortization, net	998	73	1	—	1,072
Other assets	145	14	350	(29)	480
Total assets	$27,051	1,548	2,995	(217)	31,377

Liabilities and Equity
Current liabilities:
Intergroup payable (receivable) (note 7)	$5	(17)	12	—	—
Accounts payable and accrued liabilities	828	141	16	—	985
Current portion of debt (note 4)	5	—	—	—	5
Deferred revenue	1,833	44	—	—	1,877
Other current liabilities	3	—	3	(1)	5
Total current liabilities	2,674	168	31	(1)	2,872
Long-term debt (note 4)	6,102	328	1,583	—	8,013
Deferred income tax liabilities (note 6)	1,967	48	39	(29)	2,025
Redeemable intergroup interest (note 1)	—	187	—	(187)	—
Other liabilities	278	417	56	—	751
Total liabilities	11,021	1,148	1,709	(217)	13,661
Equity / Attributed net assets	10,085	385	1,286	—	11,756
Noncontrolling interests in equity of subsidiaries	5,945	15	—	—	5,960
Total liabilities and equity	$27,051	1,548	2,995	(217)	31,377

BALANCE SHEET INFORMATION

December 31, 2015

(unaudited)

	Attributed (note 1)
	Liberty
	SiriusXM	Braves	Formula One	Inter-Group	Consolidated
	Group	Group	Group	Eliminations	Liberty
	amounts in millions
Assets
Current assets:
Cash and cash equivalents	$112	13	76	—	201
Trade and other receivables, net	235	9	3	—	247
Other current assets	215	10	18	—	243
Total current assets	562	32	97	—	691
Investments in available-for-sale securities and other cost investments (note 2)	—	8	525	—	533
Investments in affiliates, accounted for using the equity method (note 3)	153	39	923	—	1,115

Property and equipment, at cost	1,984	406	197	—	2,587
Accumulated depreciation	(571)	(44)	(93)	—	(708)
	1,413	362	104	—	1,879

Intangible assets not subject to amortization
Goodwill	14,165	180	—	—	14,345
FCC licenses	8,600	—	—	—	8,600
Other	930	143	—	—	1,073
	23,695	323	—	—	24,018
Intangible assets subject to amortization, net	1,027	70	—	—	1,097
Other assets	151	15	303	(4)	465
Total assets	$27,001	849	1,952	(4)	29,798

Liabilities and Equity
Current liabilities:
Intergroup payable (receivable) (note 7)	$116	25	(141)	—	—
Accounts payable and accrued liabilities	717	24	17	—	758
Current portion of debt (note 4)	255	—	—	—	255
Deferred revenue	1,769	28	—	—	1,797
Other current liabilities	3	—	—	—	3
Total current liabilities	2,860	77	(124)	—	2,813
Long-term debt (note 4)	5,454	139	1,033	—	6,626
Deferred income tax liabilities (note 6)	1,622	49	—	(4)	1,667
Other liabilities	268	233	60	—	561
Total liabilities	10,204	498	969	(4)	11,667
Equity / Attributed net assets	9,599	351	983	—	10,933
Noncontrolling interests in equity of subsidiaries	7,198	—	—	—	7,198
Total liabilities and equity	$27,001	849	1,952	(4)	29,798

STATEMENT OF OPERATIONS INFORMATION

December 31, 2016

(unaudited)

	Attributed (note 1)
	Liberty
	SiriusXM	Braves	Formula One	Consolidated
	Group	Group	Group	Liberty
	amounts in millions
Revenue:
Subscriber revenue	$4,194	—	—	4,194
Other revenue	820	262	—	1,082
Total revenue	5,014	262	—	5,276
Operating costs and expenses, including stock-based compensation (note 5):
Cost of subscriber services (exclusive of depreciation shown separately below):
Revenue share and royalties	1,109	—	—	1,109
Programming and content	354	—	—	354
Customer service and billing	387	—	—	387
Other	144	—	—	144
Subscriber acquisition costs	513	—	—	513
Other operating expenses	82	224	—	306
Selling, general and administrative	761	67	58	886
Legal settlement, net	—	—	(511)	(511)
Depreciation and amortization	312	32	10	354
	3,662	323	(443)	3,542
Operating income (loss)	1,352	(61)	443	1,734
Other income (expense):
Interest expense	(342)	(1)	(19)	(362)
Share of earnings (losses) of affiliates, net	13	9	(8)	14
Unrealized gain/(loss) on inter-group interest	—	(27)	27	—
Realized and unrealized gains (losses) on financial instruments, net	—	1	36	37
Other, net	(25)	—	21	(4)
	(354)	(18)	57	(315)
Earnings (loss) before income taxes	998	(79)	500	1,419
Income tax (expense) benefit (note 6)	(341)	17	(171)	(495)
Net earnings (loss)	657	(62)	329	924
Less net earnings (loss) attributable to the noncontrolling interests	244	—	—	244
Net earnings (loss) attributable to Liberty stockholders	$413	(62)	329	680

STATEMENT OF OPERATIONS INFORMATION

December 31, 2015

 (unaudited)

	Attributed (note 1)
	Liberty
	SiriusXM	Braves	Formula One	Consolidated
	Group	Group	Group	Liberty
	amounts in millions
Revenue:
Subscriber revenue	$3,807	—	—	3,807
Other revenue	745	243	—	988
Total revenue	4,552	243	—	4,795
Operating costs and expenses, including stock-based compensation (note 5):
Cost of subscriber services (exclusive of depreciation shown separately below):
Revenue share and royalties	1,035	—	—	1,035
Programming and content	267	—	—	267
Customer service and billing	380	—	—	380
Other	141	—	—	141
Subscriber acquisition costs	533	—	—	533
Other operating expenses	73	189	—	262
Selling, general and administrative	728	61	72	861
Depreciation and amortization	322	31	9	362
	3,479	281	81	3,841
Operating income (loss)	1,073	(38)	(81)	954
Other income (expense):
Interest expense	(307)	(1)	(20)	(328)
Share of earnings (losses) of affiliates, net	(1)	9	(48)	(40)
Realized and unrealized gains (losses) on financial instruments, net	—	—	(140)	(140)
Other, net	—	—	12	12
	(308)	8	(196)	(496)
Earnings (loss) before income taxes	765	(30)	(277)	458
Income tax (expense) benefit (note 6)	(322)	10	102	(210)
Net earnings (loss)	443	(20)	(175)	248
Less net earnings (loss) attributable to the noncontrolling interests	184	—	—	184
Net earnings (loss) attributable to Liberty stockholders	$259	(20)	(175)	64

STATEMENT OF OPERATIONS INFORMATION

December 31, 2014

 (unaudited)

	Attributed (note 1)
	Liberty
	SiriusXM	Braves	Formula One	Consolidated
	Group	Group	Group	Liberty
	amounts in millions
Revenue:
Subscriber revenue	$3,514	—	—	3,514
Other revenue	627	250	59	936
Total revenue	4,141	250	59	4,450
Operating costs and expenses, including stock-based compensation (note 5):
Cost of subscriber services (exclusive of depreciation shown separately below):
Revenue share and royalties	810	—	—	810
Programming and content	262	—	—	262
Customer service and billing	373	—	—	373
Other	135	—	—	135
Subscriber acquisition costs	493	—	—	493
Other operating expenses	71	210	23	304
Selling, general and administrative	679	58	136	873
Depreciation and amortization	314	29	16	359
	3,137	297	175	3,609
Operating income (loss)	1,004	(47)	(116)	841
Other income (expense):
Interest expense	(234)	—	(21)	(255)
Share of earnings (losses) of affiliates, net	5	10	(128)	(113)
Realized and unrealized gains (losses) on financial instruments, net	—	—	38	38
Other, net	—	—	(50)	(50)
	(229)	10	(161)	(380)
Earnings (loss) before income taxes	775	(37)	(277)	461
Income tax (expense) benefit (note 6)	(327)	13	248	(66)
Net earnings (loss)	448	(24)	(29)	395
Less net earnings (loss) attributable to the noncontrolling interests	217	—	—	217
Net earnings (loss) attributable to Liberty stockholders	$231	(24)	(29)	178

STATEMENT OF CASH FLOWS INFORMATION

December 31, 2016

(unaudited)

	Attributed (note 1)
	Liberty
	SiriusXM	Braves	Formula One	Consolidated
	Group	Group	Group	Liberty
	amounts in millions
Cash flows from operating activities:
Net earnings (loss)	$657	(62)	329	924
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	312	32	10	354
Stock-based compensation	128	9	13	150
Share of (earnings) loss of affiliates, net	(13)	(9)	8	(14)
Unrealized (gains) losses on intergroup interest, net	—	27	(27)	—
Realized and unrealized (gains) losses on financial instruments, net	—	(1)	(36)	(37)
Noncash interest expense	6	5	—	11
Losses (gains) on dilution of investment in affiliate	—	—	—	—
Loss on early extinguishment of debt	24	—	—	24
Deferred income tax expense (benefit)	332	1	94	427
Intergroup tax allocation	(13)	(19)	32	—
Intergroup tax (payments) receipts	7	7	(14)	—
Other charges (credits), net	21	11	(2)	30
Changes in operating assets and liabilities
Current and other assets	59	(17)	(17)	25
Payables and other liabilities	184	105	(12)	277
Net cash provided (used) by operating activities	1,704	89	378	2,171
Cash flows from investing activities:
Cash proceeds from dispositions of investments	—	—	62	62
Proceeds (payments) from settlement of financial instruments, net	—	—	(1)	(1)
Investments in and loans to cost and equity investees	—	(20)	(764)	(784)
Repayment of loans and other cash receipts from cost and equity investees	—	—	48	48
Capital expended for property and equipment	(206)	(360)	(2)	(568)
Purchases of short term investments and other marketable securities	—	—	(258)	(258)
Sales of short term investments and other marketable securities	—	—	273	273
Other investing activities, net	(4)	(33)	1	(36)
Net cash provided (used) by investing activities	(210)	(413)	(641)	(1,264)
Cash flows from financing activities:
Borrowings of debt	1,847	460	438	2,745
Repayments of debt	(1,471)	(276)	(2)	(1,749)
Intergroup (payments) receipts	58	16	(74)	—
Shares repurchased by subsidiary	(1,674)	—	—	(1,674)
Braves Rights Offering	—	203	—	203
Taxes paid in lieu of shares issued for stock-based compensation	(47)	—	(11)	(58)
Other financing activities, net	(32)	15	4	(13)
Net cash provided (used) by financing activities	(1,319)	418	355	(546)
Net increase (decrease) in cash and cash equivalents	175	94	92	361
Cash and cash equivalents at beginning of period	112	13	76	201
Cash and cash equivalents at end of period	$287	107	168	562

STATEMENT OF CASH FLOWS INFORMATION

December 31, 2015

 (unaudited)

	Attributed (note 1)
	Liberty
	SiriusXM	Braves	Formula One	Consolidated
	Group	Group	Group	Liberty
	amounts in millions
Cash flows from operating activities:
Net earnings (loss)	$443	(20)	(175)	248
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	322	31	9	362
Stock-based compensation	157	10	37	204
Share of (earnings) loss of affiliates, net	1	(9)	48	40
Realized and unrealized (gains) losses on financial instruments, net	—	—	140	140
Noncash interest expense	6	—	—	6
Losses (gains) on dilution of investments in affiliate	—	—	1	1
Deferred income tax expense (benefit)	290	(6)	(109)	175
Intergroup tax allocation	(4)	(4)	8	—
Intergroup tax (payments) receipts	—	1	(1)	—
Other charges (credits), net	15	—	4	19
Changes in operating assets and liabilities
Current and other assets	(220)	9	3	(208)
Payables and other liabilities	212	33	—	245
Net cash provided (used) by operating activities	1,222	45	(35)	1,232
Cash flows from investing activities:
Cash proceeds from dispositions of investments	—	24	151	175
Proceeds (payments) from settlement of financial instruments, net	—	—	(322)	(322)
Investments in and loans to cost and equity investments	—	—	(19)	(19)
Capital expended for property and equipment	(135)	(128)	(33)	(296)
Purchases of short term investments and other marketable securities	—	—	(174)	(174)
Sales of short term investments and other marketable securities	—	—	358	358
Other investing activities, net	—	(9)	1	(8)
Net cash provided (used) by investing activities	(135)	(113)	(38)	(286)
Cash flows from financing activities:
Borrowings of debt	1,978	197	38	2,213
Repayments of debt	(1,038)	(158)	—	(1,196)
Intergroup (payments) receipts	9	31	(40)	—
Repurchases of Liberty common stock	—	—	(350)	(350)
Shares repurchased by subsidiary	(2,018)	—	—	(2,018)
Taxes paid in lieu of shares issued for stock-based compensation	(54)	—	(26)	(80)
Other financing activities, net	—	—	5	5
Net cash provided (used) by financing activities	(1,123)	70	(373)	(1,426)
Net increase (decrease) in cash and cash equivalents	(36)	2	(446)	(480)
Cash and cash equivalents at beginning of period	148	11	522	681
Cash and cash equivalents at end of period	$112	13	76	201

STATEMENT OF CASH FLOWS INFORMATION

December 31, 2014

 (unaudited)

	Attributed (note 1)
	Liberty
	SiriusXM	Braves	Formula One	Consolidated
	Group	Group	Group	Liberty
	amounts in millions
Cash flows from operating activities:
Net earnings (loss)	$448	(24)	(29)	395
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	314	29	16	359
Stock-based compensation	148	12	57	217
Share of (earnings) loss of affiliates, net	(5)	(10)	128	113
Realized and unrealized (gains) losses on financial instruments, net	—	—	(38)	(38)
Noncash interest expense	(35)	—	1	(34)
Losses (gains) on dilution of investment in affiliate	2	—	76	78
Deferred income tax expense (benefit)	284	(7)	(186)	91
Intergroup tax allocation	30	(5)	(25)	—
Intergroup tax (payments) receipts	—	(10)	10	—
Other charges (credits), net	19	(27)	(4)	(12)
Changes in operating assets and liabilities
Current and other assets	(20)	(53)	(1)	(74)
Payables and other liabilities	57	11	(35)	33
Net cash provided (used) by operating activities	1,242	(84)	(30)	1,128
Cash flows from investing activities:
Cash (paid) for acquisitions, net of cash acquired	2	—	(49)	(47)
Cash proceeds from dispositions of investments	—	—	247	247
Proceeds (payments) from settlement of financial instruments, net	—	—	(72)	(72)
Investments in and loans to cost and equity investees	—	—	(183)	(183)
Repayment of loans and other cash receipts from cost and equity investees	32	10	—	42
Capital expended for property and equipment	(126)	(66)	(2)	(194)
Purchases of short term investments and other marketable securities	—	—	(360)	(360)
Sales of short term investments and other marketable securities	—	—	176	176
Other investing activities, net	—	(6)	(14)	(20)
Net cash provided (used) by investing activities	(92)	(62)	(257)	(411)
Cash flows from financing activities:
Borrowings of debt	2,658	100	—	2,758
Repayments of debt	(1,266)	—	(670)	(1,936)
Intergroup (payments) receipts	(335)	—	335	—
Cash provided by the Broadband Spin-Off	—	—	259	259
Shares repurchased by subsidiary	(2,157)	—	—	(2,157)
Taxes paid in lieu of shares issued for stock-based compensation	(37)	—	(11)	(48)
Net cash provided (used) by financing activities	(1,137)	100	(87)	(1,124)
Net increase (decrease) in cash and cash equivalents	13	(46)	(374)	(407)
Cash and cash equivalents at beginning of period	135	57	896	1,088
Cash and cash equivalents at end of period	$148	11	522	681

Notes to Attributed Financial Information

(unaudited)

(1)

As discussed above and in note 2 the accompanying consolidated financial statements, on April 15, 2016 Liberty completed a recapitalization of Liberty Media Corporation’s (“Liberty” or the “Company”) common stock into three new tracking stock groups, one designated as the Liberty Braves common stock, one designated as the Liberty Media common stock and one designated as the Liberty SiriusXM common stock (the “Recapitalization”). Upon completion of the Second Closing of the acquisition of Formula 1 on January 23, 2017, as discussed below, the Liberty Media Group was renamed the Liberty Formula One Group (the “Formula One Group”).

A tracking stock is a type of common stock that the issuing company intends to reflect or "track" the economic performance of a particular business or "group," rather than the economic performance of the company as a whole. While the Liberty SiriusXM Group, Braves Group and Formula One Group have separate collections of businesses, assets and liabilities attributed to them, no group is a separate legal entity and therefore cannot own assets, issue securities or enter into legally binding agreements. Therefore, the Liberty SiriusXM Group, Braves Group and Formula One Group do not represent separate legal entities, but rather represent those businesses, assets and liabilities that have been attributed to each respective group. Holders of tracking stock have no direct claim to the group's stock or assets and therefore, do not own, by virtue of their ownership of a Liberty tracking stock, any equity or voting interest in a company, such as Sirius XM Holdings Inc. (“SIRIUS XM”), Formula 1 or Live Nation Entertainment, Inc. (“Live Nation”), in which Liberty holds an interest and that is attributed to a Liberty tracking stock group, such as the Liberty SiriusXM Group or the Formula One Group. Holders of tracking stock are also not represented by separate boards of directors. Instead, holders of tracking stock are stockholders of the parent corporation, with a single board of directors and subject to all of the risks and liabilities of the parent corporation.

The Liberty SiriusXM Group is comprised of our consolidated subsidiary, SIRIUS XM, corporate cash and its margin loan obligation incurred by a wholly-owned special purpose subsidiary of Liberty. As of December 31, 2016, the Liberty SiriusXM Group has cash and cash equivalents of approximately $287 million, which includes $214 million of subsidiary cash.

The Braves Group is comprised of our consolidated subsidiary, Braves Holdings, LLC (“Braves Holdings”), which indirectly owns the Atlanta Braves Major League Baseball Club (“ANLBC”) and certain assets and liabilities associated with ANLBC’s stadium and mixed use development project (the “Development Project”) and cash. Also upon the Recapitalization, Liberty had attributed to the Braves Group all liabilities arising under a note obligation from Braves Holdings to Liberty, with a total borrowing capacity of up to $165 million by Braves Holdings (the “Intergroup Note”) relating to funds borrowed and used for investment in the Development Project. As of December 31, 2015, Braves Holdings had drawn approximately $31 million on the Intergroup Note, which is included in the Intergroup payable (receivable) line item in the consolidated attributed balance sheet. $150 million was outstanding under the Intergroup Note which was repaid during June 2016 using proceeds from the subscription rights offering (as described in more detail below), and the Intergroup Note agreement was cancelled. The remaining proceeds from the rights offering were attributed to the Braves Group. As of December 31, 2016, the Braves Group has cash and cash equivalents of approximately $107 million, which includes subsidiary cash.

The Formula One Group is comprised of all of the businesses, assets and liabilities of Liberty other than those specifically attributed to the Liberty SiriusXM Group or the Braves Group, including , as of December 31, 2016, Liberty’s interests in Live Nation, minority equity investments in Time Warner Inc. (“Time Warner”), Viacom, Inc. (“Viacom”) and Formula 1, the Intergroup Note, the recovery received in connection with the Vivendi lawsuit, cash, an intergroup interest in the Braves Group as well as Liberty’s 1.375% Cash Convertible Notes due 2023 and related financial instruments and the 2.25% Exchangeable Senior Debentures due 2016. As discussed in more detail in note 2, on September 7, 2016 Liberty, through its indirect wholly owned subsidiary Liberty GR Cayman Acquisition Company, entered into two definitive stock purchase agreements relating to the acquisition of Delta Topco Limited (“Delta Topco”), the parent company of Formula 1, a global motorsports business. The transactions contemplated by the first purchase agreement were completed on September 7, 2016 and provided for the acquisition of slightly less than a 20% minority stake in Formula 1 on an undiluted basis. On October 27, 2016 under the terms of the first purchase agreement, Liberty acquired an additional incremental equity interest of Delta Topco, maintaining Liberty’s investment in Delta Topco on an

Notes to Attributed Financial Information (Continued)

(unaudited)

undiluted basis and increasing slightly to 19.1% on a fully diluted basis. Liberty’s interest in Delta Topco and by extension Formula 1 is attributed to the Formula One Group. Liberty acquired 100% of the fully diluted equity interests of Delta Topco, other than a nominal number of shares held by certain Formula 1 teams, in a closing under the second purchase agreement (and following the unwind of the first purchase agreement) on January 23, 2017 (the “Second Closing”). Liberty’s acquired interest in Formula 1, along with existing Formula 1 cash and debt (which is non-recourse to Liberty), was attributed to the Formula One Group upon completion of the Second Closing. As of December 31, 2016, the Formula One Group has cash and cash equivalents of approximately $168 million.

Following the creation of the new tracking stocks, Liberty distributed to holders of its Liberty Braves common stock subscription rights to acquire shares of Series C Liberty Braves common stock to raise capital to repay the Intergroup Note and for working capital purposes. In the rights distribution, Liberty distributed 0.47 of a Series C Liberty Braves subscription right for each share of Series A, Series B or Series C Liberty Braves common stock held as of 5:00 p.m., New York City time, on May 16, 2016. Fractional Series C Liberty Braves subscription rights were rounded up to the nearest whole right. Each whole Series C Liberty Braves subscription right entitled the holder to purchase, pursuant to the basic subscription privilege, one share of Liberty’s Series C Liberty Braves common stock at a subscription price of $12.80, which was equal to an approximate 20% discount to the trading day volume weighted average trading price of Liberty’s Series C Liberty Braves common stock for the 18-day trading period ending on May 11, 2016.  Each Series C Liberty Braves subscription right also entitled the holder to subscribe for additional shares of Series C Liberty Braves common stock that were unsubscribed for in the rights offering pursuant to an oversubscription privilege. The rights offering commenced on May 18, 2016, which was also the ex-dividend date for the distribution of the Series C Liberty Braves subscription rights. The rights offering expired at 5:00 p.m. New York City time, on June 16, 2016 and was fully subscribed with 15,833,634 shares of Series C Liberty Braves common stock issued to those rightsholders exercising basic and, if applicable, oversubscription privileges. Approximately $150 million of the proceeds from the rights offering were used to repay the amount outstanding on the Intergroup Note and accrued interest to Liberty. The remaining proceeds will be used for future development costs attributed to the Braves Group. In September 2016, the Internal Revenue Service completed its review of the distribution of the Series C Liberty Braves rights offering and notified Liberty that it agreed with the nontaxable characterization of the distribution.

As part of the Recapitalization, the Formula One Group initially held a 20% intergroup interest in the Braves Group. As a result of the rights offering, the number of notional shares underlying the intergroup interest was adjusted to 9,084,940, representing a 15.5% intergroup interest in the Braves Group as of December 31, 2016.  The intergroup interest is a quasi-equity interest which is not represented by outstanding shares of common stock; rather, the Formula One Group has an attributed value in the Braves Group which is generally stated in terms of a number of shares of stock issuable to the Formula One Group with respect to its interest in the Braves Group. Each reporting period, the notional shares representing the intergroup interest are marked to fair value. The change in fair value is recorded in the Unrealized gain (loss) on intergroup interest line item in the unaudited attributed consolidated statements of operations. The Formula One Group’s intergroup interest is reflected in the Investment in intergroup interest line item, and the Braves Group liability for the intergroup interest is reflected in the Redeemable intergroup interest line item in the unaudited attributed consolidated balance sheets. Both accounts are presented as noncurrent, as there are currently no plans for the settlement of the intergroup interest. Appropriate eliminating entries are recorded in the Company’s consolidated financial statements.

As the notional shares underlying the intergroup interest are not represented by outstanding shares of common stock, such shares have not been officially designated Series A, B or C Liberty Braves common stock. However, Liberty has assumed that the notional shares (if and when issued) would be comprised of Series C Liberty Braves common stock in order to not dilute voting percentages. Therefore, the market price of Series C Liberty Braves common stock is used for the quarterly mark-to-market adjustment through the unaudited attributed consolidated statements of operations.

The intergroup interest will remain outstanding until the redemption of the outstanding interest, at the discretion of the Company’s board of directors, through transfer of securities, cash and/or other assets from the Braves Group to the Formula One Group.

Notes to Attributed Financial Information (Continued)

(unaudited)

(2)	Investments in AFS securities, which are recorded at their respective fair market values, and other cost investments are summarized as follows:

	December 31, 2016	December 31, 2015
	amounts in millions
Liberty SiriusXM Group
Other AFS and cost investments	$—	—
Total attributed Liberty SiriusXM Group	—	—

Braves Group
Other AFS and cost investments	8	8
Total attributed Braves Group	8	8

Formula One Group
Fair Value Option Securities
Time Warner (a)	411	275
Viacom (b)	65	76
Other equity securities	13	74
Other debt securities	—	25
Total Fair Value Option Securities	489	450
AFS and cost investments
Formula 1 (c)	759	—
Live Nation debt securities (d)	—	24
Other AFS and cost investments	53	51
Total AFS and cost investments	812	75
Total attributed Formula One Group	1,301	525

Consolidated Liberty	$1,309	533

(a)

Shares of Time Warner, which are attributed to the Formula One Group, are pledged as collateral pursuant to the Braves Holdings mixed-use development facility, which is attributed to the Braves Group. See note 4 below for details regarding the number and fair value of shares pledged as collateral pursuant to the Braves Holdings mixed-use development facility as of December 31, 2016.

(b)	During the year ended December 31, 2015, Liberty sold 1.8 million shares of Viacom common stock for approximately $122 million in proceeds.
(c)

On September 7, 2016 Liberty entered into two definitive stock purchase agreements relating to the acquisition of Delta Topco, the parent company of Formula 1, a global motorsports business, from a consortium of sellers led by CVC Capital Partners (“CVC”). The transactions contemplated by the first purchase agreement were completed on September 7, 2016 and provided for Liberty’s acquisition of slightly less than a 20% minority stake in Formula 1 on an undiluted basis for $746 million, funded entirely in cash (which is equal to $821 million in consideration less a $75 million discount to be repaid by Liberty to selling stockholders upon completion of the acquisition). On October 27, 2016 under the terms of the first purchase agreement, Liberty acquired an additional incremental equity interest of Delta Topco, maintaining Liberty’s investment in Delta Topco on an undiluted basis and increasing slightly to 19.1% on a fully diluted basis.  Liberty acquired 100% of the fully diluted equity interests of Delta Topco, other than a nominal number of shares held by certain Formula 1 teams, in the Second Closing. Prior to completion of the Second Closing, CVC continued to be the controlling shareholder of Formula 1, and Liberty did not have any voting interests or board representation in Formula 1. As a result, we concluded that we did not have significant influence over Formula 1, and therefore our initial investment in Formula 1 was accounted for as a cost investment until the

Notes to Attributed Financial Information (Continued)

(unaudited)

completion of the Second Closing, at which time we began consolidating Formula 1. See details regarding the Second Closing in note 7 of the accompanying consolidated financial statements.

(d)	Liberty redeemed the Live Nation debt securities at face value during October 2016.

(3)	The following table presents information regarding certain equity method investments attributed to each of the Liberty SiriusXM Group, Braves Group and Formula One Group:

	December 31, 2016			December 31, 2015
	Percentage	Market	Carrying	Carrying
	ownership	Value	amount	amount
	dollar amounts in millions
Liberty SiriusXM Group
SIRIUS XM Canada	37%	$179	$164	153
Total Liberty SiriusXM Group			164	153

Braves Group
Other	NA	NA	61	39
Total Braves Group			61	39

Formula One Group
Live Nation	34%	$1,853	731	764
Other	various	NA	161	159
Total Formula One Group			892	923
Consolidated Liberty			$1,117	1,115

SIRIUS XM Canada

In the acquisition of a controlling interest in SIRIUS XM on January 18, 2013, Liberty acquired an interest in Sirius XM Canada Holdings, Inc. (“SIRIUS XM Canada”) which SIRIUS XM accounts for as an equity method affiliate. Liberty recognized the investment at fair value, based on the market price per share (Level 1), on the date of acquisition.

On May 12, 2016, a subsidiary of SIRIUS XM, Sirius XM Radio Inc. (“Sirius XM Radio”), entered into an arrangement agreement (the “Arrangement Agreement”) with SIRIUS XM Canada. Pursuant to the Arrangement Agreement, SIRIUS XM Radio and certain Canadian shareholders will form a new company to acquire shares of SIRIUS XM Canada not already owned by them pursuant to a plan of arrangement (the “Transaction”). In connection with the Transaction, SIRIUS XM Canada’s shareholders will be entitled to elect to receive, for each share of SIRIUS XM Canada held, C$4.50 (U.S. $3.50 as of May 12, 2016) in (i) cash, (ii) shares of SIRIUS XM’s common stock, (iii) a security exchangeable for shares of SIRIUS XM’s common stock, or (iv) a combination thereof; provided that no more than 50% of the total consideration in the Transaction (or up to 35 million shares) will be issued in SIRIUS XM common stock and exchangeable shares. All of the obligations of SIRIUS XM Radio under the Arrangement Agreement are guaranteed by SIRIUS XM.

Following the Transaction, SIRIUS XM Radio is expected to hold a 70% economic interest and 33% voting interest in SIRIUS XM Canada, with the remainder of the voting power and economic interest held by Slaight Communications and Obelysk Media, two of SIRIUS XM Canada’s current Canadian shareholders. SIRIUS XM Radio expects to contribute to SIRIUS XM Canada approximately U.S. $275 million in connection with the Transaction (assuming that all shareholders elect to receive cash in connection with the Transaction), which amount is expected to be used to pay the cash consideration to SIRIUS XM Canada’s shareholders and will be decreased proportionately if shareholders elect to receive consideration in shares of SIRIUS XM common stock or securities exchangeable for SIRIUS XM common stock.

Notes to Attributed Financial Information (Continued)

(unaudited)

The Transaction has been approved by the shareholders of SIRIUS XM Canada and has received the required court approval. The Transaction remains subject to receipt of Canadian Radio-Television and Telecommunications Commission approval. Pending receipt of all necessary approvals, the Transaction is expected to close early in the second quarter of 2017.

(4)	Debt attributed to the Liberty SiriusXM Group, Braves Group and Formula One Group is comprised of the following:

	Outstanding	Carrying value
	Principal	December 31,	December 31,
	December 31, 2016	2016	2015
	amounts in millions
Liberty SiriusXM Group
Corporate level notes and loans:
Margin loans	$250	250	250
Subsidiary notes and loans:
SIRIUS XM 5.875% Senior Notes due 2020	—	—	645
SIRIUS XM 5.75% Senior Notes due 2021	600	596	596
SIRIUS XM 5.25% Senior Secured Notes due 2022	400	405	406
SIRIUS XM 4.25% Senior Notes due 2020	500	497	496
SIRIUS XM 4.625% Senior Notes due 2023	500	496	496
SIRIUS XM 6% Senior Notes due 2024	1,500	1,487	1,485
SIRIUS XM 5.375% Senior Notes due 2025	1,000	990	989
SIRIUS XM 5.375% Senior Notes due 2026	1,000	989	—
SIRIUS XM Credit Facility	390	390	340
SIRIUS XM leases	14	14	13
Less deferred financing costs	—	(7)	(7)
Total Liberty SiriusXM Group	6,154	6,107	5,709
Braves Group
Subsidiary notes and loans:
Notes and loans	338	338	147
Less deferred financing costs	—	(10)	(8)
Total Braves Group	338	328	139
Formula One Group
Corporate level notes and loans:
Liberty 1.375% Cash Convertible Notes due 2023	1,000	1,076	995
2.25% Exchangeable Senior Debentures due 2046	445	470	—
Notes and loans	36	37	38
Total Formula One Group	1,481	1,583	1,033
Total debt	$7,973	8,018	6,881
Less debt classified as current		(5)	(255)
Total long-term debt		8,013	6,626

Notes to Attributed Financial Information (Continued)

(unaudited)

Margin Loans

During the year ended December 31, 2013, in connection with Liberty's acquisition of Charter Communications, Inc. common stock and warrants, Liberty, through certain of its wholly-owned subsidiaries, entered into three different margin loans with various financial institutions (“lender parties”) in order to fund the purchase. One of these margin loans was fully repaid during 2013. Each agreement contains language that indicates that Liberty, as borrower and transferor of underlying shares as collateral, has the right to exercise all voting, consensual and other powers of ownership pertaining to the transferred shares for all purposes, provided that Liberty agrees that it will not vote the shares in any manner that would reasonably be expected to give rise to transfer or other certain restrictions. Similarly, the loan agreements indicate that no lender party shall have any voting rights with respect to the shares transferred, except to the extent that a lender party buys any shares in a sale or other disposition made pursuant to the terms of the loan agreements. The margin loans consist of the following:

$750 Million Margin Loan due 2018

On April 30, 2013, Liberty Siri MarginCo, LLC, a wholly-owned subsidiary of Liberty, entered into a margin loan agreement whereby Liberty Siri MarginCo, LLC borrowed $250 million pursuant to a term loan and $450 million pursuant to a revolving credit facility with various lender parties. Shares of common stock of certain of the Company’s equity affiliates and cost investments were pledged as collateral pursuant to this agreement. Borrowings under this agreement were due October 31, 2014 and bore interest equal to LIBOR plus 2%. Interest on the term loan was payable on the first business day of each calendar quarter, and interest was payable on the revolving line of credit on the last day of the interest period applicable to the borrowing of which such loan is a part. During 2013, Liberty Siri MarginCo, LLC repaid $450 million outstanding under the revolving credit facility.

During October 2014, Liberty refinanced this margin loan arrangement for a similar financial instrument with a term loan of $250 million and a $750 million undrawn line of credit. The term loan and any drawn portion of the revolver bore interest at a rate of LIBOR plus an applicable spread between 1.75% and 2.50% (based on value of collateral) with the undrawn portion carrying a fee of 0.75%. Other terms of the loan were substantially similar to the previous arrangement.

During October 2015, Liberty refinanced this margin loan arrangement for a similar financial instrument with a term loan of $250 million and a $1 billion undrawn line of credit, which was scheduled to mature during October 2016. As of December 31, 2015, shares of SIRIUS XM and Live Nation were pledged as collateral pursuant to this agreement. The term loan and any drawn portion of the revolver carried an interest rate of LIBOR plus an applicable spread between 1.75% and 2.25% (based on the value of collateral) with the undrawn portion carrying a fee of 0.75%. Other terms of the agreement were substantially similar to the previous arrangement.

During October 2016, Liberty refinanced this margin loan arrangement for a similar financial instrument with a term loan of $250 million and a $500 million undrawn line of credit, which is scheduled to mature during October 2018. The new term loan and any drawn portion of the revolver carries an interest rate of LIBOR plus 1.75% with the undrawn portion carrying a fee of 0.75%. Other terms of the agreement were substantially similar to the previous arrangement. Borrowings outstanding under this margin loan bore interest at a rate of 2.59% per annum at December 31, 2016. As of December 31, 2016, availability under the revolving line of credit was $500 million. 1,138.4 million shares of SIRIUS XM common stock held by Liberty with a value of $5,066 million were pledged as collateral to the $750 million margin loan due 2018 as of December 31, 2016, and shares of Live Nation common stock are no longer pledged as collateral under the new arrangement. The margin loan contains various affirmative and negative covenants that restrict the activities of the borrower. The loan agreement does not include any financial covenants.

Shares of Live Nation, which were previously pledged as collateral pursuant to the margin loan agreement, are held by the Formula One Group. Following the Recapitalization, the Company’s Board of Directors approved an amount payable by the Liberty SiriusXM Group to the Formula One Group in order to reflect the credit support provided by the assets of the Formula One Group used as collateral for the margin loan obligation

Notes to Attributed Financial Information (Continued)

(unaudited)

attributed to the Liberty SiriusXM Group. Prior to the margin loan refinancing in October 2016, the amount payable was determined and paid quarterly in arrears, based on the average share price of Live Nation common stock each period. This inter-group arrangement was recorded through the Intergroup payable (receivable) line item in the consolidated attributed balance sheets and through the Interest expense line item in the consolidated statements of operations and eliminated in consolidation. The total amount payable was less than $1 million for the year ended December 31, 2016.  This inter-group arrangement was extinguished during October 2016 in connection with the margin loan refinancing since shares of Live Nation are no longer pledged as collateral pursuant to the new margin loan arrangement.

Braves Holdings Notes

In 2014, Braves Holdings, through a wholly-owned subsidiary, purchased 82 acres of land for the purpose of constructing a Major League Baseball facility and development of a mixed-use complex adjacent to the ballpark.  The new facility is expected to cost approximately $672 million and Braves Holdings expects to spend approximately $50 million in other costs and equipment related to the new ballpark.  Funding for the ballpark will be split between Braves Holdings, Cobb County and Cobb-Marietta Coliseum and Exhibit Hall Authority. Cobb-Marietta Coliseum and Exhibit Hall Authority and Cobb County (collectively the “Authority”) will be responsible for funding $392 million of ballpark related construction and Braves Holdings will be responsible for remainder of cost, including cost overruns.  Cobb-Marietta Coliseum and Exhibit Hall Authority issued $368 million in bonds during September 2015. Braves Holdings received $103 million of the bond proceeds during September 2015 as reimbursement for project costs paid for by Braves Holdings prior to the funding of the bonds. Funding for ballpark initiatives by Braves Holdings has come from cash reserves and utilization of two credit facilities. Additionally, during September 2015, Braves Holdings entered into a $345 million term loan (the “Braves Term Loan”). The Braves Term Loan initially bore interest at LIBOR plus an applicable spread between 1.50% and 1.75% (based on the debt service coverage ratio) per annum and an unused commitment fee of 0.35% per annum based on the average daily unused portion of the Braves Term Loan, payable quarterly in arrears. In connection with entering into the Braves Senior Secured Note during August 2016 (discussed below), Braves Holdings partially repaid and reduced the capacity on the Braves Term loan from $345 million to $130 million and amended the interest rate on the Braves Term Loan to LIBOR plus 1.75%. The interest rate on the Braves Term Loan was 2.37% as of December 31, 2016. The Braves Term Loan is scheduled to mature during August 2021. In connection with entering into the Braves Term Loan, Braves Holdings partially repaid and reduced the capacity on one of the credit facilities from $250 million to $85 million for a total capacity under the credit facilities of $185 million. As of December 31, 2016, the weighted average interest rate on the credit facilities was 1.88%. As of December 31, 2016, Braves Holdings has borrowed approximately $70 million under the Braves Term Loan and two facilities.

During August 2016, a subsidiary of Braves Holdings entered into a $200 million senior secured note which was funded during October 2016 (the “Braves Senior Secured Note”). The Braves Senior Secured Note bears interest at 3.77% per annum, payable semi-annually in arrears. The Braves Senor Secured Note is scheduled to mature during September 2041. A portion of the proceeds from the Braves Senior Secured Note were used to partially repay the Braves Term Loan, and the remaining funds will be used to finance the stadium construction.

Due to Braves Holdings providing the initial funding of the project and its ownership of the land during the initial construction period, until the initial reimbursement by the Authority during September 2015 at which time the land was conveyed to the Authority, Braves Holdings has been deemed the owner (for accounting purposes) of the stadium during the construction period and costs have been classified as construction in progress (“CIP”), within the Property and equipment, net line item. Future costs of the project will continue to be captured in CIP along with a corresponding liability in other liabilities, for amounts funded by the Authority. At the end of construction an additional determination will be made to determine whether the transaction will qualify for sale-leaseback accounting treatment.

In addition, Braves Holdings through affiliated entities and outside development partners are in the process of developing land around the ballpark for a mixed-use complex that is expected to feature retail, residential, office, hotel and entertainment opportunities. The estimated cost for mixed-use development is $558 million, of which Braves Holdings affiliated entities are expected to fund approximately $490 million, which Braves Holdings intends to fund with a mix of approximately $200 million in equity and $290 million in new debt. In December 2015, certain subsidiaries of Braves Holdings entered into three separate credit facilities totaling

Notes to Attributed Financial Information (Continued)

(unaudited)

$207 million to fund a portion of the mixed use development costs. The maturity dates of the facilities range between December 2018 and December 2019, and all of the facilities contain two year extension options. Interest rates on the credit facilities bear interest at LIBOR plus an applicable spread between 2.0% and 2.6%, with certain step-downs upon lease of the mixed use facilities at the completion of construction. As of December 31, 2016,  $63 million was drawn on these facilities with a weighted average interest rate of 2.75%.

As discussed in note 2 above, 464 thousand Time Warner shares were pledged as collateral to the mixed use facilities. The fair value of the shares pledged as of December 31, 2016 was $45 million. Shares of Time Warner are held by the Formula One Group. Following the Recapitalization, the Company’s board of directors approved an amount payable by the Braves Group to pay the Formula One Group in order to reflect the credit support provided by the assets of the Formula One Group used as collateral for the credit facility obligations of the Braves Group. The amount of this obligation is determined and paid quarterly in arrears, based on the average share price of Time Warner common stock each period. This inter-group arrangement is recorded through the Intergroup payable (receivable) line item in the consolidated attributed balance sheets and through the Interest expense line item in the consolidated attributed statements of operations and eliminated in consolidation. The total amount payable is expected to be less than $1 million each annual period.

In August 2016, a subsidiary of Braves Holdings entered into a credit facility with an availability of $30 million to fund a portion of the entertainment venue as part of the mixed use development. This facility matures during August 2020 and contains one twelve month extension option. The credit facility bears interest at LIBOR plus 3.25%, with a step-down upon completion of construction. This facility was undrawn as of December 31, 2016.

As of December 31, 2016, approximately $618 million has been spent to-date on the baseball facility, of which approximately $373 million of funding has been provided by the Authority, and $309 million has been spent to date on the mixed-use development.

Liberty 1.375% Cash Convertible Senior Notes due 2023

On October 17, 2013, Liberty issued $1 billion aggregate principal amount of 1.375% Cash Convertible Senior Notes due 2023 ("Convertible Notes").  The Convertible Notes will mature on October 15, 2023 unless earlier repurchased by us or converted.  Interest on the Convertible Notes is payable semi-annually in arrears on April 15 and October 15 of each year at a rate of 1.375% per annum. All conversion of the Convertible Notes will be settled solely in cash, and not through the delivery of any securities. During the year ended December 31, 2014, in connection with the issuance of Series C Liberty Media Corporation common stock and the Broadband Spin-Off, as discussed in note 1 to the accompanying consolidated financial statements, the conversion rate was adjusted to 21.0859 shares of Series A Liberty Media Corporation common stock per $1,000 principal amount of Convertible Notes with an equivalent conversion price of $47.43 per share of Series A Liberty Media Corporation common stock. Holders of the Convertible Notes may convert their notes at their option at any time prior to the close of business on the second business day immediately preceding the maturity date of the notes under certain circumstances. Liberty has elected to account for this instrument using the fair value option.  Accordingly, changes in the fair value of this instrument are recognized as unrealized gains (losses) in the statement of operations.  As of December 31, 2016, the Convertible Notes are classified as a long term liability in the consolidated balance sheet, as the conversion conditions have not been met.

As a result of the Recapitalization, as discussed in note 1, the Convertible Notes are convertible into cash based on the product of the conversion rate specified in the indenture and the basket of tracking stocks into which each outstanding share of Series A Liberty Media Corporation common stock has been reclassified (the “Securities Basket”). Holders of the Convertible Notes may convert their notes at their option at any time prior to the close of business on the second business day immediately preceding the maturity date of the notes under certain circumstances. The supplemental indenture entered into on April 15, 2016 in connection with the Recapitalization amends the conversion, adjustment and other provisions of the indenture to give effect to the Recapitalization and provides that the conversion consideration due upon conversion of any Convertible Note shall be determined as if references in the indenture to one share of Series A Liberty Media Corporation common stock were instead a reference to the Securities Basket, initially consisting of 0.10 of a share of Series A Liberty Braves common stock, 1.0 share of Series A Liberty SiriusXM common stock and 0.25 of a share of Series A Liberty Formula One common stock. The Series A Liberty Braves common stock component of the

Notes to Attributed Financial Information (Continued)

(unaudited)

Securities Basket was adjusted to 0.1087 pursuant to anti-dilution adjustments arising out of the distribution of subscription rights to purchase shares of Series C Liberty Braves common stock made to all holders of Liberty Braves common stock.

Additionally, contemporaneously with the issuance of the Convertible Notes, Liberty entered into privately negotiated cash convertible note hedges and purchased call options (the “Bond Hedge Transaction”). The Bond Hedge Transaction is expected to offset potential cash payments Liberty would be required to make in excess of the principal amount of the Convertible Notes, upon conversion of the notes in the event that the volume-weighted average price per share of the Series A Liberty Media Corporation common stock, as measured under the cash convertible note hedge transactions on each trading day of the relevant cash settlement averaging period or other relevant valuation period, is greater than the strike price of Series A Liberty Media Corporation common stock, which corresponded to the initial conversion price of the Convertible Notes. During the year ended December 31, 2014, in connection with the issuance of Series C Liberty Media Corporation common stock and the Broadband Spin-Off, as discussed in note 1 to the accompanying consolidated financial statements, the number of shares covered by the Bond Hedge Transaction was adjusted to 21,085,900 shares of Series A Liberty Media Corporation common stock and the strike price was adjusted to $47.43 per share of Series A Liberty Media Corporation common stock, which corresponds to the adjusted conversion price of the Convertible Notes. In connection with the Recapitalization and the entry into the supplemental indenture on April 15, 2016, Liberty entered into amendments to the Bond Hedge Transaction with each of the counterparties to reflect the adjustments resulting from the Recapitalization. As of the effective date of the Recapitalization, the Bond Hedge Transaction covered, in the aggregate, 5,271,475 shares of Series A Liberty Formula One common stock, 21,085,900 shares of Series A Liberty SiriusXM common stock and 2,108,590 shares of Series A Liberty Braves common stock, subject to anti-dilution adjustments pertaining to the Convertible Notes, which was equal to the aggregate number of shares comprising the Securities Basket underlying the Convertible Notes at that time. The aggregate number of shares of Series A Liberty Braves common stock relating to the Bond Hedge Transaction was increased to 2,292,037, pursuant to anti-dilution adjustments arising out of the rights distribution (note 1).  The expiration of these instruments is October 15, 2023. The fair value of these instruments is included in Other assets, at cost, net of accumulated amortization as of December 31, 2016 and December 31, 2015 in the accompanying consolidated balance sheets, with changes in the fair value recorded as unrealized gains (losses) on financial instruments in the accompanying consolidated statements of operations.

Concurrently with the Convertible Notes and Bond Hedge Transaction, Liberty also entered into separate privately negotiated warrant transactions under which Liberty sold warrants relating to the same number of shares of common stock as underlie the Bond Hedge Transaction, subject to anti-dilution adjustments (“Warrant Transactions”). The first expiration date of the warrants is January 16, 2024 and expire over a period covering 81 days thereafter. Liberty may elect to settle its delivery obligation under the Warrant Transactions with cash. As of December 31, 2015, there were 21,085,900 warrants outstanding was with a strike price of $64.46 per share. In connection with the Recapitalization, Liberty entered into amendments to the warrant transactions with each of the option counterparties to reflect the adjustments to the Warrant Transactions resulting from the Recapitalization (“Amended Warrant Transactions”).  As of the effective date of the Recapitalization, the Amended Warrant Transactions covered, in the aggregate, 5,271,475 shares of Series A Liberty Formula One common stock, 21,085,900 shares of Series A Liberty SiriusXM common stock and 2,108,590 shares of Series A Liberty Braves common stock, subject to anti-dilution adjustments. The aggregate number of shares of Series A Liberty Braves common stock relating to the Amended Warrant Transactions was increased to 2,292,037, pursuant to anti-dilution adjustments arising out of the rights distribution. The strike price of the warrants was adjusted, as a result of the Recapitalization, to $61.16 per share. The Amended Warrant Transactions may have a dilutive effect with respect to the shares comprising the Securities Basket underlying the warrants to the extent that the settlement price exceeds the strike price of the warrants, and the warrants are settled in shares comprising such Securities Basket. The warrants were recorded in equity at the Formula One Group.

2.25% Exchangeable Senior Debentures due 2046

On August 17, 2016, Liberty closed a private offering of approximately $445 million aggregate principal amount of its 2.25% exchangeable senior debentures due 2046 (the “2.25% Exchangeable Senior Debentures due 2046”). Upon an exchange of debentures, Liberty, at its option, may deliver Time Warner common stock, cash or a combination of Time Warner common stock and cash. The number of shares of Time Warner common

Notes to Attributed Financial Information (Continued)

(unaudited)

stock attributable to a debenture represents an initial exchange price of approximately $104.55 per share. A total of approximately 4.25 million shares of Time Warner common stock are attributable to the debentures. Interest is payable quarterly on March 31, June 30, September 30 and December 31 of each year, commencing December 31, 2016. The debentures may be redeemed by Liberty, in whole or in part, on or after October 5, 2021. Holders of the debentures also have the right to require Liberty to purchase their debentures on October 5, 2021. The redemption and purchase price will generally equal 100% of the adjusted principal amount of the debentures plus accrued and unpaid interest.

The debentures, as well as the associated cash proceeds, were attributed to the Formula One Group. Liberty used the net proceeds of the offering for the acquisition of an investment in Formula 1 during September 2016, as further described in note 2.  Liberty has elected to account for the debentures using the fair value option. Accordingly, changes in the fair value of these instruments are recognized as unrealized gains (losses) in the consolidated statements of operations.

On October 22, 2016, AT&T Inc. (“AT&T”) and Time Warner announced that they have entered into a definitive agreement under which AT&T will acquire Time Warner in a stock-and-cash transaction. The transaction is expected to close before year-end 2017, subject to approval by Time Warner shareholders and review by the U.S. Department of Justice, as well as potential review by the Federal Communications Commission.  If the acquisition is consummated, in accordance with the terms of the indenture governing the 2.25% Exchangeable Senior Debentures due 2046, the cash portion of the acquisition consideration would be paid as an extraordinary additional distribution to holders of debentures and the stock portion of the acquisition consideration would become reference shares attributable to the debentures. Additionally, if the acquisition is consummated, any amount of excess regular quarterly cash dividends paid on the AT&T reference shares would be distributed by the Company to holders of the debentures as an additional distribution.

(5)

Cash compensation expense for our corporate employees is allocated among the Liberty SiriusXM Group, Braves Group and the Formula One Group based on the estimated percentage of time spent providing services for each group. On an annual basis estimated time spent will be determined through an interview process and a review of personnel duties unless transactions significantly change the composition of companies and investments in either respective group which would require a timelier reevaluation of estimated time spent. Other general and administrative expenses are charged directly to the groups whenever possible and are otherwise allocated based on estimated usage or some other reasonably determined methodology. Following the Recapitalization, stock compensation related to each tracking stock is calculated based on actual awards outstanding.

While we believe that this allocation method is reasonable and fair to each group, we may elect to change the allocation methodology or percentages used to allocate general and administrative expenses in the future.

Notes to Attributed Financial Information (Continued)

(unaudited)

(6)

We have accounted for income taxes for the Liberty SiriusXM Group, the Braves Group and the Media Group in the accompanying attributed financial information in a manner similar to a stand-alone company basis. To the extent this methodology differs from our tax sharing policy, differences have been reflected in the attributed net assets of the respective groups.

Liberty SiriusXM Group

Income tax benefit (expense) consists of:

	Years ended December 31,
	2016	2015	2014
	amounts in millions
Current:
Federal	$12	(13)	(31)
State and local	(21)	(18)	(12)
Foreign	—	(1)	—
	(9)	(32)	(43)
Deferred:
Federal	(302)	(252)	(264)
State and local	(30)	(38)	(20)
Foreign	—	—	—
	(332)	(290)	(284)
Income tax benefit (expense)	$(341)	(322)	(327)

Income tax benefit (expense) differs from the amounts computed by applying the U.S. federal income tax rate of 35% as a result of the following:

	Years ended December 31,
	2016	2015	2014
	amounts in millions
Computed expected tax benefit (expense)	$(349)	(268)	(271)
Dividends received deductions	9	—	95
Taxable dividends not recognized for book purposes	(11)	—	—
Sale of subsidiary shares to subsidiary treated as a dividend for tax	—	—	(123)
State and local income taxes, net of federal income taxes	(37)	(6)	(33)
Federal tax credits	67	—	—
Change in valuation allowance affecting tax expense	1	(44)	3
Other, net	(21)	(4)	2
Income tax benefit (expense)	$(341)	(322)	(327)

Notes to Attributed Financial Information (Continued)

(unaudited)

The tax effects of temporary differences that give rise to significant portions of the deferred income tax assets and deferred income tax liabilities are presented below:

	December 31,
	2016	2015
	amounts in millions
Deferred tax assets:
Net operating and capital loss carryforwards and tax credits	$1,379	1,759
Accrued stock compensation	122	102
Other accrued liabilities	72	45
Deferred revenue	761	729
Other future deductible amounts	13	—
Deferred tax assets	2,347	2,635
Valuation allowance	(48)	(49)
Net deferred tax assets	2,299	2,586
Deferred tax liabilities:
Investments	15	11
Fixed assets	319	307
Intangible assets	3,893	3,880
Discount on debt	10	9
Other	—	1
Deferred tax liabilities	4,237	4,208
Net deferred tax liabilities	$1,938	1,622

Braves Group

Income tax benefit (expense) consists of:

	Years ended December 31,
	2016	2015	2014
	amounts in millions
Current:
Federal	$18	4	5
State and local	—	—	1
Foreign	—	—	—
	18	4	6
Deferred:
Federal	(1)	5	6
State and local	—	1	1
Foreign	—	—	—
	(1)	6	7
Income tax benefit (expense)	$17	10	13

Notes to Attributed Financial Information (Continued)

(unaudited)

Income tax benefit (expense) differs from the amounts computed by applying the U.S. federal income tax rate of 35% as a result of the following:

	Years ended December 31,
	2016	2015	2014
	amounts in millions
Computed expected tax benefit (expense)	$27	11	13
State and local income taxes, net of federal income taxes	2	1	1
Change in valuation allowance affecting tax expense	(2)	—	—
Other, net	(10)	(2)	(1)
Income tax benefit (expense)	$17	10	13

The tax effects of temporary differences that give rise to significant portions of the deferred income tax assets and deferred income tax liabilities are presented below:

	December 31,
	2016	2015
	amounts in millions
Deferred tax assets:
Net operating loss carryforwards	$2	—
Accrued stock compensation	2	—
Other accrued liabilities	16	14
Other future deductible amounts	8	15
Deferred tax assets	28	29
Valuation allowance	(2)	—
Net deferred tax assets	26	29
Deferred tax liabilities:
Investments	1	1
Fixed assets	2	—
Intangible assets	71	77
Deferred tax liabilities	74	78
Net deferred tax liabilities	$48	49

Notes to Attributed Financial Information (Continued)

(unaudited)

Liberty Formula One Group

Income tax benefit (expense) consists of:

	Years ended December 31,
	2016	2015	2014
	amounts in millions
Current:
Federal	$(69)	(8)	44
State and local	(8)	1	18
Foreign	—	—	—
	(77)	(7)	62
Deferred:
Federal	(85)	102	155
State and local	(9)	7	31
Foreign	—	—	—
	(94)	109	186
Income tax benefit (expense)	$(171)	102	248

Income tax benefit (expense) differs from the amounts computed by applying the U.S. federal income tax rate of 35% as a result of the following:

	Years ended December 31,
	2016	2015	2014
	amounts in millions
Computed expected tax benefit (expense)	$(175)	97	97
Liquidation of consolidated subsidiaries	—	—	107
Dividends received deductions	2	2	4
State and local income taxes, net of federal income taxes	(11)	4	28
Change in valuation allowance affecting tax expense	—	—	(5)
Recognition of tax benefits not previously recognized, net	—	—	11
Other, net	13	(1)	6
Income tax benefit (expense)	$(171)	102	248

Notes to Attributed Financial Information (Continued)

(unaudited)

The tax effects of temporary differences that give rise to significant portions of the deferred income tax assets and deferred income tax liabilities are presented below:

	December 31,
	2016	2015
	amounts in millions
Deferred tax assets:
Net operating and capital loss carryforwards	$—	36
Accrued stock compensation	12	38
Other accrued liabilities	14	17
Discount on debt	7	—
Other future deductible amounts	3	3
Deferred tax assets	36	94
Valuation allowance	—	—
Net deferred tax assets	36	94
Deferred tax liabilities:
Investments	65	55
Fixed assets	9	14
Discount on debt	—	21
Other	1	—
Deferred tax liabilities	75	90
Net deferred tax (assets) liabilities	$39	(4)

(7)

Except for the Intergroup Note between the Braves Group and the Formula One Group as discussed in note 1 and the intergroup arrangement regarding the securities held by the Formula One Group pledged as collateral pursuant to loan at the Braves Group as discussed in note 4, the intergroup balance at December 31, 2016 and December 31, 2015 is primarily a result of timing of tax benefits.

Per the tracking stock tax sharing policies, consolidated income taxes arising from the Liberty SiriusXM Group in periods prior to the Recapitalization were not subject to tax sharing and were allocated to the Formula One Group. As such, the balance of the Intergroup tax payable between the Liberty SiriusXM Group and the Formula One Group was zero at the effective date of the Recapitalization and is accounted for going forward beginning on such date.

(8)

The Liberty SiriusXM common stock, Liberty Braves common stock and Liberty Formula One common stock have voting and conversion rights under our restated charter. Following is a summary of those rights. Holders of Series A common stock of each group will be entitled to one vote per share, and holders of Series B common stock of each group will be entitled to ten votes per share. Holders of Series C common stock of each group will be entitled to 1/100th of a vote per share in certain limited cases and will otherwise not be entitled to vote. In general, holders of Series A and Series B common stock will vote as a single class. In certain limited circumstances, the board may elect to seek the approval of the holders of only Series A and Series B Liberty SiriusXM common stock, Series A and Series B Liberty Braves common stock, or the approval of the holders of only Series A and Series B Liberty Formula One common stock.

At the option of the holder, each share of Series B common stock of each group will be convertible into one share of Series A common stock of the same group. At the discretion of our board, the common stock related to one group may be converted into common stock of the same series that is related to another other group.